As filed with the Securities and Exchange Commission on September 2, 2026

Registration No. 333-260670

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective Amendment No. 10
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MARIS-TECH LTD.

(Exact name of registrant as specified in its charter)

State of Israel	7373	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Israel Bar Chief Executive Officer 2 Yitzhak Modai Street Rehovot, Israel 7608804 Tel: +972.72.2424022	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: 302.738.6680
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Angela Gomes, Esq. Ilana Neck Levin, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 660-5003	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers, North Tower, 14th Floor Tel-Aviv, Israel 6473925 Tel: +972.74.758.0480

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Explanatory Note

This Post-Effective Amendment No. 10, or this Post-Effective Amendment, to the Registration Statement on Form F-1 (File No. 333-260670), or the Registration Statement, is being filed by Maris-Tech Ltd., or the Company, we, us or our, pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission, or the SEC, on February 1, 2022, and as amended pursuant to the Post-Effective Amendment No. 1 to the Registration Statement declared effective by the SEC on May 31, 2022, the Post-Effective Amendment No. 2 to the Registration Statement declared effective by the SEC on September 23, 2022, Post-Effective Amendment No. 3 to the Registration Statement declared effective by the SEC on April 5, 2022, the Post-Effective Amendment No. 4 to the Registration Statement declared effective by the SEC on September 29, 2023, the Post-Effective Amendment No. 5 to the Registration Statement declared effective by the SEC on March 26, 2024, the Post-Effective Amendment No. 6 to the Registration Statement declared effective by the SEC on August 30, 2024, the Post-Effective Amendment No. 7 to the Registration Statement declared effective by the SEC on March 31, 2025, the Post-Effective Amendment No. 8 to the Registration Statement declared effective by the SEC on September 29, 2025, and the Post-Effective Amendment No. 9 to the Registration Statement declared effective by the SEC on May 18, 2026, to incorporate by reference our interim condensed consolidated financial statements, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations, as of and for the six months ended June 30, 2026. The Registration Statement originally covered a primary offering of (A) 3,690,477 units consisting of (i) one ordinary share, no par value per share, or Ordinary Share, of the Company and (ii) one warrant, or Common Warrant, to purchase one Ordinary Share, (B) 10,000 pre-funded units each consisting of (i) one pre-funded warrant to purchase one Ordinary Share, or Pre-Funded Warrant, and (ii) one Common Warrant, (C) warrants issued to Aegis Capital Corp., or the Representative, to purchase up to 185,023 Ordinary Shares, or the Representative’s Warrants, and (D) up to 555,071 additional Ordinary Shares and/or Pre-Funded Warrants and/or Common Warrants to purchase up to an aggregate amount of 555,071 Ordinary Shares issuable to the Representative pursuant to its over-allotment option. This Post-Effective Amendment covers the sale of Ordinary Shares issuable from time to time upon exercise of such Common Warrants and Representative’s Warrants that remain unexercised as of the date hereof, or the Outstanding Warrants, and includes an updated prospectus related to the offer of the Ordinary Shares underlying the Outstanding Warrants.

The information included in this Post-Effective Amendment amends the Registration Statement and the prospectus incorporated therein. No additional securities are being registered under this Post-Effective Amendment. Accordingly, this Post-Effective Amendment concerns only the offer and sale of Ordinary Shares issuable from time to time upon exercise of the Outstanding Warrants. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2026

PROSPECTUS

Maris-Tech Ltd.

This prospectus relates to the issuance of up to 4,428,970 ordinary shares, no par value, or the Ordinary Shares, of Maris-Tech Ltd., or the Company, we, us or our, upon the exercise of the following warrants, or the Outstanding Warrants, issued as part of the Company’s initial public offering, or the Offering: (i) warrants, or the IPO Warrants, to purchase up to 4,243,947 Ordinary Shares, which are exercisable at an exercise price of $5.25 per Ordinary Share, and (ii) warrants, or the Representative’s Warrants, issued to Aegis Capital Corp., or the Representative, to purchase up to 185,023 Ordinary Shares, which are exercisable at an exercise price of $5.25 per Ordinary Share.

We refer to the Ordinary Shares, the warrants (including the Outstanding Warrants) issued in the Offering, and the Ordinary Shares issued or issuable upon exercise of the warrants, collectively, as the securities. See “Description of Share Capital” for more information.

Our Ordinary Shares and IPO Warrants are listed on the Nasdaq Capital Market, or Nasdaq, under the symbols “MTEK” and “MTEKW,” respectively. On September 1, 2026, the last reported sale price of our Ordinary Shares and IPO Warrants on Nasdaq was $1.1199 per Ordinary Share and $0.109 per Warrant.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 4  and the “Risk Factors” in “Item 3. — Key Information — D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025, or the 2025 Annual Report, incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2026.

You should rely only on the information contained in, or incorporated by reference to, this prospectus. We have not authorized anyone to provide you with information that is different. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we have previously filed with the SEC, and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we”, “us”, “our”, the “Company” and “Maris” refer to Maris-Tech Ltd.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under generally accepted accounting principles in the United States, or U.S. GAAP, as issued by the Financial Accounting Standards Board, or the FASB.

i

OUR COMPANY

We are a business-to-business provider of artificial intelligence, or AI,-enabled and video computing technology, focused on the development of advanced video processing solutions for defense applications. Our miniature, lightweight, and low-power products deliver high-performance capabilities including raw data processing, seamless transfer, advanced analytics and intelligent video transmission. Founded by Israeli technology-sector veterans, Maris-Tech primarily serves defense platform manufacturers worldwide through the supply of both original equipment manufacturer, or OEM, grade components and subsystems, as well as fully integrated video processing assemblies. In addition, we support selected professional applications, including aerospace, intelligence gathering and homeland security, or HLS.

In addition to our longstanding focus on OEM-grade components and subsystems, we have expanded our capabilities to deliver fully integrated solutions. Our products are primarily designed for unmanned aerial, ground, maritime platforms, observation processing assemblies and system-level solutions, primarily for defense platforms. This expanded delivery model enables us to support customers across a broader portion of the value chain, from subsystem integration through complete onboard video processing assemblies, while maintaining flexibility to address varying customer integration and deployment requirements.

For defense, and other professional markets, we provide a range of customizable, low-power and miniature solutions that incorporate advanced video and audio hardware with integrated embedded firmware. Our offerings include both OEM components and subsystems, as well as fully integrated video processing assemblies, designed for applications requiring complex and high- performance video and audio processing, streaming, recording, debriefing and analytics functionalities.

Our products are primarily designed for unmanned aerial, ground, maritime platforms, observation systems and any other remotely operated platforms used for intelligence, surveillance and reconnaissance, or ISR, situational awareness analysis and investigation. Our products, which are further described below, are deployed worldwide in defense platforms, including unmanned systems and observation solutions supporting ISR and situational awareness appliances. Our customers include leading electro-optical payload, radio frequency, or RF, datalink and unmanned platforms manufacturers as well as other large defense system providers. We also serve selected customers in HLS and related professional markets.

In addition to our core defense activities, we offer selected off-the-shelf and customizable miniature, low power video and audio streaming and recording solutions for certain civilian and homeland security applications, including selected homeland security and autonomous vehicle-related use cases.

Our solutions are designed for deployment in mission-critical operational environments, where reliability, performance and robustness are essential. Many of our products are integrated into platforms that operate under demanding field conditions, requiring consistent performance, low latency and operational continuity in real-world defense and military scenarios.

Corporate Information

We are an Israeli corporation based in Rehovot, Israel. We were incorporated in Israel in 2008 under the name “Maris Technologies Marketing Ltd.” On November 4, 2020, we changed our name to “Maris-Tech Ltd.”

Our principal executive offices are located at 2 Yitzhak Modai Street, Rehovot, Israel 7608804. Our telephone number in Israel is 972.72.2424022. Our website address is www.maris-tech.com. The information contained on, or that can be accessed through, our website is not part of this prospectus or the registration statement of which it forms a part. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” until the end of 2027, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700,000,000 as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our principal shareholders are exempt from the requirements to report transactions in our equity securities and our officers, directors and principal shareholders are exempt from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market Listing Rules for domestic U.S. issuers (see “Risk Factors — Risks Related to this Offering and the Ownership of Our Ordinary Shares”). These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company”.

THE OFFERING

Issuer	Maris-Tech Ltd.

Ordinary Shares currently outstanding	10,559,300 Ordinary Shares

Ordinary Shares offered by us	Up to 4,428,970 Ordinary Shares, upon the exercise of (i) IPO Warrants to purchase up to 4,243,947 Ordinary Shares, and (ii) Representative’s Warrants to purchase up to 185,023 Ordinary Shares.

Ordinary Shares to be outstanding assuming exercise of the Outstanding Warrants(1)	14,988,270 Ordinary Shares

Description of the IPO Warrants	The IPO Warrants have a per share exercise price of $5.25, were exercisable immediately upon issuance and will expire on February 1, 2027. To better understand the terms of the IPO Warrants, you should carefully read the “Description of Share Capital” section of this prospectus. You should also read the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Description of the Representative’s Warrants	We issued to the Representative Representative’s Warrants, to purchase up to 185,023 Ordinary Shares. The Representative’s Warrants have an exercise price equal to $5.25, were exercisable beginning on August 1, 2022 and will expire on February 1, 2027.

Use of proceeds

We expect to receive net proceeds of approximately $23.25 million, after deducting estimated expenses payable by the Company, if the Outstanding Warrants are fully exercised.

We currently expect to use the net proceeds from this offering for research and development of new technologies and existing products, marketing and sales efforts in new territories and working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 4 of this prospectus, and “Item 3. — Key Information — D. Risk Factors” in our 2025 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in the Ordinary Shares and IPO Warrants.

Listing	The Ordinary Shares and the IPO Warrants are listed on Nasdaq under the symbols “MTEK” and “MTEKW”, respectively.

(1)	The number of Ordinary Shares to be outstanding immediately after this offering as shown above is based on 10,559,300 Ordinary Shares outstanding as of September 1, 2026. This number excludes:

●	245,506 Ordinary Shares issuable upon the exercise of warrants issued to certain investors, advisors and service providers outstanding as of September 1, 2026, with exercise prices ranging between $1.06 to $4.20 per Ordinary Share;

●	an aggregate of 631,590 Ordinary Shares issuable upon the exercise of options issued to our directors, employees and consultants under the Maris-Tech Ltd. Amended and Restated 2021 Equity Incentive Plan, or the 2021 Equity Incentive Plan, at exercise prices ranging between $1.00 to $3.68;

●	1,259,507 Ordinary Shares issuable upon the settlement of outstanding restricted share units, or RSUs, allocated or granted to directors, employees and consultants under our 2021 Equity Incentive Plan;

●	2,035,776 Ordinary Shares issuable upon the exercise of pre-funded warrants, with an exercise price of $0.0001 per Ordinary Share, issued in connection with the conversion of our convertible promissory notes; and

●	360,136 Ordinary Shares reserved for future issuance under the 2021 Equity Incentive Plan.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks set forth under the caption “Item 3. Key Information — D. Risk Factors” in our 2025 Annual Report, which is incorporated by reference in this prospectus, or any updates in our Reports of Private Issuer on Form 6-K, or Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

Risks Related to an Investment in Our Securities and this Offering

Our management will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds from the exercise of the Outstanding Warrants for research and development of new technologies and existing products, marketing and sales efforts in new territories and working capital and general corporate purposes. See “Use of Proceeds.” However, our management will have broad discretion in the application of any such net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from the exercise of the Outstanding Warrants in connection with this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from the exercise of the Outstanding Warrants in connection with this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

We may not be able to continue as a going concern if we are unable to successfully commercialize our products or raise additional capital.

We have incurred recurring losses and negative cash flows from operations since inception. Our ability to continue to operate is dependent upon our success in commercializing our product candidates and raising additional funds to finance our activities. If we are unable to do so, we may be required to delay, reduce, or eliminate certain planned research and development programs. There is no assurance, however, that we will be successful in obtaining an adequate level of financing needed to continue to fund our operations for the long-term. Based on our current financial position, and as disclosed in our consolidated financial statements for the six months ended June 30, 2026, we believe that there is a substantial doubt about our ability to fund our operations and satisfy our obligations for the next twelve months without obtaining additional financing, which raises substantial doubts about our ability to continue as a going concern. Our consolidated financial statements for the six months ended June 30, 2026 do not include any adjustments that might result from the outcome of this uncertainty.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Our Business,” “Risk Factors,” and “Use of Proceeds,” and elsewhere in this prospectus, including in our 2025 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our ability to obtain additional financing, including through the issuance of equity or debt securities;

●	our ability to continue as a going concern, including our ability to commercialize our product candidates, obtain additional financing and implement plans to improve our liquidity;

●	our expectations regarding future revenues and capital expenditures;

●	our expectations regarding the sufficiency of our existing cash and cash equivalents, as of June 30, 2026, together with our anticipated financing activities, to fund our operations through the next twelve months;

●	our ability to market and sell our products;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our ability to successfully execute our multi-year strategic development framework, including expanding our technological capabilities, broadening our product offerings and increasing our presence in selected geographic markets;

●	our plans to collaborate, or statements regarding the ongoing collaborations, with partner companies;

●	our ability to maintain our relationships with suppliers, manufacturers, and other partners;

●	our ability to maintain or protect the validity of our intellectual property;

●	our ability to retain key executive officers and other key personnel;

●	our ability to internally develop and protect new inventions and intellectual property;

●	our ability to increase awareness of and market acceptance for our products;

●	our expectations regarding our tax classifications;

●	how long we will qualify as an emerging growth company or a foreign private issuer;

●	changes in, and interpretations of, applicable laws, regulations and governmental policies;

●	general market, political and economic conditions in the countries in which we operate, including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East; and

●	those factors referred to in “Item 3. Key Information — D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2025 Annual Report as well as other factors in the 2025 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated herein by references. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

In the event of the full exercise for cash of all of the Outstanding Warrants, we will receive net proceeds of approximately $23.25 million, after deducting estimated expenses payable by the Company.

We currently expect to use the net proceeds from this offering for research and development of new technologies and existing products, marketing and sales efforts in new territories and working capital and general corporate purposes.

The amounts and schedule of our actual expenditures will depend on multiple factors. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we project. If the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, and, if necessary, as well as the amount and sources of other funds needed. Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2026:

●	on an actual basis; and

●	on an as adjusted basis to give further effect to the issuance of 4,428,970 Ordinary Shares upon the exercise of the Outstanding Warrants for aggregate net proceeds of approximately $23.25 million.

You should read this table in conjunction with our Unaudited Interim Condensed Consolidated Financial Statements as of and for the six months ended June 30, 2026 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2026” attached as Exhibits 99.1 and 99.2, respectively, to our Report on Form 6-K filed on September 1, 2026 and incorporated by reference herein.

	As of June 30, 2026
U.S. dollars in thousands	Actual (unaudited)	As Adjusted (unaudited)
Cash and cash equivalents	$2,363,403	25,615,496
Total assets	$7,891,024	31,143,117
Total liabilities	$4,707,737	4,707,737
Ordinary Shares, no par value, 100,000,000 shares authorized; 10,680,015 shares issued and 10,559,300 shares outstanding, actual; and 15,108,985 shares issued and 14,998,270 shares outstanding, as adjusted
Share capital
Treasury shares	(119,536)	(119,536)
Additional paid in capital	$23,664,744	46,916,837
Accumulated deficit	$(20,361,921)	(20,361,921)
Total shareholders’ equity:	$3,183,287	26,435,380

The table above is based on 10,559,300 Ordinary Shares outstanding as of June 30, 2026. This number excludes:

●	245,506 Ordinary Shares issuable upon the exercise of warrants issued to certain investors, advisors and service providers outstanding as of June 30, 2026, with exercise prices ranging between $1.06 to $4.20 per Ordinary Share;

●	an aggregate of 574,090 Ordinary Shares issuable upon the exercise of options issued to our directors, employees and consultants under the 2021 Equity Incentive Plan, at exercise prices ranging between $1.00 to $3.68;

●	2,035,776 Ordinary Shares issuable upon the exercise of pre-funded warrants, with an exercise price of $0.0001 per Ordinary Share, issued in connection with the conversion of our convertible promissory notes; and

●	177,143 Ordinary Shares reserved for future issuance under the 2021 Equity Incentive Plan.

DILUTION

If you invest in our securities, your interest will be diluted immediately to the extent of the difference between the price per Ordinary Share you will pay upon exercise of the Outstanding Warrants and the as adjusted net tangible book value per Ordinary Share after exercise of all the Outstanding Warrants. Our net tangible book value per Ordinary Share is determined by dividing our total tangible assets, less total liabilities, by the actual number of outstanding Ordinary Shares.

As of June 30, 2026, our net tangible book value was $3,183,287, or $0.30 per Ordinary Share. Net tangible book value per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 10,559,300, the total number of Ordinary Shares outstanding on June 30, 2026.

After giving further effect to the issuance of 4,428,970 Ordinary Shares upon exercise of all the Outstanding Warrants for cash, our as adjusted net tangible book value as of June 30, 2026, would have been approximately $26,435,380, or $1.76 per Ordinary Share.

This represents an immediate increase in net tangible book value of $1.46 per Ordinary Share to existing shareholders and an immediate dilution in net tangible book value of $3.49 per Ordinary Share to Outstanding Warrant holders purchasing Ordinary Shares in this offering.

The following table illustrates this dilution of $3.49 per Ordinary Share:

Exercise price per Outstanding Warrant	$5.25
Net tangible book value per Ordinary Share as of June 30, 2026	$0.30
As adjusted net tangible book value per Ordinary Share, to give effect to the exercise of Outstanding Warrants in this offering	$1.76
Increase in net tangible book value per Ordinary Share	$1.46
Dilution per Ordinary Share to Outstanding Warrant holders purchasing Ordinary Shares in this offering	$3.49
Percentage of dilution in net tangible book value per Ordinary Share for the Outstanding Warrant holders	66.41%

The above discussion and table assume that all of the Outstanding Warrants are exercised and is based on 10,559,300 Ordinary Shares outstanding as of June 30, 2026. This number excludes:

●	245,506 Ordinary Shares issuable upon the exercise of warrants issued to certain investors, advisors and service providers outstanding as of June 30, 2026, with exercise prices ranging between $1.06 and $4.20 per Ordinary Share;

●	an aggregate of 574,090 Ordinary Shares issuable upon the exercise of options issued to our directors, employees and consultants under the 2021 Equity Incentive Plan, at exercise prices ranging between $1.00 and $3.68 per Ordinary Share;

●	2,035,776 Ordinary Shares issuable upon the exercise of pre-funded warrants, with an exercise price of $0.0001 per Ordinary Share, issued in connection with the conversion of our convertible promissory notes; and

●	177,143 Ordinary Shares reserved for future issuance under the 2021 Equity Incentive Plan.

To the extent that outstanding options or warrants are exercised, or we issue additional Ordinary Shares under the 2021 Equity Incentive Plan, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current and future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to the holders of our Ordinary Shares.

DESCRIPTION OF SHARE CAPITAL

The following description of the share capital of the Company, and the provisions of our amended and restated articles of association and Israeli law are summaries, do not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of association, Israeli law and any other documents referenced.

Type and class of securities

Ordinary Shares

As of September 1, 2026, our authorized share capital consisted of 100,000,000 Ordinary Shares of which 10,680,015 were issued and 10,559,300 were outstanding as of such date.

All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our Ordinary Shares are listed on the Nasdaq under the symbol “MTEK”.

Warrants and Options

As of September 1, 2026, we had issued and outstanding IPO Warrants to purchase an aggregate of 4,243,947 Ordinary Shares, with an exercise price of $5.25 per Ordinary Share, and Representative’s Warrants to purchase up to 185,023 Ordinary Shares with exercise price of $5.25 per Ordinary Share. The IPO Warrants were issued as part of the IPO and are listed on Nasdaq under the symbol “MTEKW”.

In addition, as of September 1, 2026, we had issued and outstanding warrants to purchase an aggregate of 245,506 Ordinary Shares, with exercise prices ranging between $1.06 to $4.20 per Ordinary Share. We also had issued and outstanding pre-funded warrants to purchase an aggregate of 2,035,776 Ordinary Shares, with an exercise price of $0.0001 per Ordinary Share, issued in connection with the conversion of our convertible promissory notes that have been converted in full.

As of September 1, 2026, we also had outstanding options to purchase an aggregate of 631,590 Ordinary Shares, at exercise prices ranging between $1.00 and $3.68 per Ordinary Share, issued under our 2021 Equity Incentive Plan.

Restricted Share Units

As of September 1, 2026, we had outstanding RSU covering an aggregate of 1,259,507 Ordinary Shares, granted to our directors, employees and consultants under our 2021 Equity Incentive Plan. Each RSU represents the right to receive one Ordinary Share upon vesting, subject to the terms of the applicable award agreement and the 2021 Equity Incentive Plan. The RSUs do not carry an exercise price and, until settled, do not confer upon the holders any voting or dividend rights or other rights as a shareholder.

As of September 1, 2026, we had 360,136 Ordinary Shares reserved for future issuance under our 2021 Equity Incentive Plan.

Articles of Association

Directors

Our board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our board of directors may exercise all powers that are not required under the Companies Law 5759-1999, or the Companies Law, or under our amended and restated articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our amended and restated articles of association, which provide for a staggered board of directors, our directors are generally elected by the general meeting and, other than under certain exceptions, serve in office until the third annual general meeting after the general meeting in which such director was appointed, in which such later annual general meeting the directors will be brought for re-election or replacement.

In each annual general meeting, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire, and all other directors whose service term lapsed shall be deemed to have been re-elected for a term until the next annual general meeting. The director deemed to be re-elected is generally the director that served the longest period since its appointment or last re-election. If more than one director served the longest time, the board of directors will decide which of such directors will be brought for re-election at the relevant general meeting.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our board of directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our board of directors may call special meetings whenever it sees fit and upon the request of: (a) any two of our directors or such number of directors equal to one quarter of the directors then at office; and/or (b) one or more shareholders holding, in the aggregate, (i) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (ii) 5% or more of our outstanding voting power, or the Non Exempted Holding.

However, under exemptions applicable to Israeli companies whose securities are listed for trade on stock exchanges outside of Israel, or the Exemptions Regulations, the board of directors of an Israeli company shall convene a special meeting at the request of one or more shareholders holding at least 10% of the issued and outstanding share capital, and at least 1% of the voting rights in the company, or one or more shareholders holding at least 10% of the voting rights in the company, provided that if the applicable law to companies incorporated in the country which the company is listed for trade, establishes a right to demand convening of such a meeting for those holding a percentage of holdings lower than 10%, then the Non Exempted Holding shall apply.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter on the agenda of the general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such matter at the general meeting of shareholders. However, under the Exemptions Regulations, one or more shareholders of an Israeli company whose shares are listed outside of Israel, may request the company’s board of directors to include a nomination of a candidate for a position on the board of directors or the termination of a director, as an item on the agenda of a future general meeting, provided that the shareholder holds at least 5% of the voting rights of the company.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and sixty days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	the exercise of our board of director’s powers by a general meeting if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors (other than with respect to circumstances specified in our amended and restated articles of association);

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital;

●	a merger (as such term is defined in the Companies Law); and

●	dissolution of the Company by the court and voluntary dissolution of the Company in a regular or an expedited procedure.

Notices

Under our amended and restated articles of association, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The provisions of the Companies Law and the regulations promulgated thereunder require that a notice of any annual or special shareholders meeting be provided at least 14 or 21 (as applicable) days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

According to our amended and restated articles of association and as permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned either (i) to the same day of the following week, at the same hour and in the same place, or (ii) to such other date, time and place as prescribed in the notice to the shareholders and at such adjourned meeting, or (iii) to such day and at such time and place as the chairperson of the general meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). If no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be cancelled.

Adoption of Resolutions

Our amended and restated articles of association provide that resolutions amending provisions of the articles of association related to the staggered board of directors and the composition of the board of directors, as well as a resolution to dismiss a director, will require an affirmative vote of 70% of the voting power represented at an annual meeting and voting thereon. Other than that, and unless otherwise required under the Companies Law and our amended and restated articles of association, all resolutions of the Company’s shareholders require a simple majority vote. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares  may be modified or cancelled by the Company by a resolution of the General Meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.

Our amended and restated articles of association provide that the enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify, derogate or cancel the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities in our amended and restated articles of association. In certain circumstances the IPO Warrants have restrictions upon the exercise of such warrants if such exercise would result in the holders thereof owning more than 4.99% or 9.99% of our Ordinary Shares upon such exercise, as further described below.

Provisions Restricting Change in Control of Our Company

Our amended and restated articles of association provide for a staggered board of directors, which mechanism may delay, defer or prevent a change of control of the Company’s board of directors. Other than the foregoing, there are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us. However, as described below, certain provisions of the Companies Law may have such effect.

Merger

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The term “Special Majority” hereof will be defined as described in section 275(a)(3) of the Companies Law as:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the merger (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the merger, does not exceed 2% of the aggregate voting rights of the company.

Special Tender Offer

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

However, under the Exemptions Regulations, the aforesaid limitations regarding a special tender offer shall not apply if the law applicable to companies incorporated in the country in which the foreign company is listed for trade includes restrictions on the acquisition of control of any portion of the company, or that the acquisition of control requires the purchaser to conduct a tender offer to the company’s shareholders.

Full Tender Offer

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Tax Considerations for Acquisitions

Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

Exclusive Forum

Our amended and restated articles of association provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Act and that any person or entity purchasing or otherwise acquiring any interest in any security of the Company, shall be deemed to have notice of and consented to this exclusive forum provision.

Staggered Board

Our amended and restated articles of association provide for a split of the board of directors into three classes with staggered three-year terms. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire. The director whom is to be retired and re-elected shall generally be the director that served the longest period since its appointment or last re-election or, if more than one director served the longest time, or if a director who is not to be re-elected agrees to be re-elected, the meeting of the board of directors which sets the date and agenda for the annual general meeting (acting by a simple majority) will decide which of such directors will be brought for re-election at the relevant general meeting.

IPO Warrants

The following summary of certain terms and provisions of the IPO Warrants and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and VStock Transfer, LLC, as warrant agent, and the form of IPO Warrant, both of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Exercisability

The IPO Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance, or until February 1, 2027. The IPO Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to the Company a duly executed exercise notice and, at any time a registration statement registering the issuance of the Ordinary Shares underlying the IPO Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of Ordinary Shares purchased upon such exercise. If a registration statement registering the issuance of the Ordinary Shares underlying the IPO Warrants under the Securities Act is not effective or available the holder may, in its sole discretion, elect to exercise the IPO Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Ordinary Shares determined according to the formula set forth in the IPO Warrant. No fractional shares will be issued in connection with the exercise of an IPO Warrant. In lieu of fractional shares, the Company will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation

A holder does not have the right to exercise any portion of the IPO Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the IPO Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to the Company.

Exercise Price

The exercise price per whole Ordinary Share purchasable upon exercise of the IPO Warrants is $5.25 per Ordinary Share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability

Subject to applicable laws, the IPO Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent

The IPO Warrants were issued in registered form under a warrant agent agreement between VStock Transfer, LLC, as warrant agent, and the Company. The IPO Warrants were initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions

In the event of a fundamental transaction, as described in the IPO Warrants and generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Ordinary Shares, the holders of the IPO Warrants will be entitled to receive upon exercise of the IPO Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the IPO Warrants immediately prior to such fundamental transaction without regard to any limitations on exercised contained in the IPO Warrants.

Rights as a Stockholder

Except as otherwise provided in the IPO Warrants or by virtue of such holder’s ownership of our Ordinary Shares, the holder of an IPO Warrant does not have the rights or privileges of a holder of our Ordinary Shares, including any voting rights, until the holder exercises the IPO Warrant.

Governing Law

The IPO Warrants and the warrant agent agreement are governed by New York law.

Exclusive Forum

The agreement governing the IPO Warrants provide that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by the IPO Warrant (whether brought against a party thereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan and that the investors irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. The warrant agent agreement has similar provisions. In addition, the warrant agent agreement provides that the Company and the warrant agent each waive the right to a trial by jury in any action or proceeding arising out of or relating to the warrant agent agreement. Each of the agreement governing the IPO Warrants and the warrant agent agreement provide that the foregoing provisions do not limit or restrict the federal district court in which a party may bring a claim under the U.S. federal securities laws.

Representative’s Warrants

The following summary of certain terms and provisions of the Representative’s Warrants and is subject to, and qualified in its entirety by, the provisions of the form of Representative’s Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

As part of the IPO, we issued the Representative’s Warrants to the Representative. The Representative’s Warrants are exercisable at $5.25 per Ordinary Share. The Representative’s Warrants were exercisable commencing on August 1, 2022 and expire on February 1, 2027. The Representative’s Warrants may be exercised as to all, or a lesser number of Ordinary Shares, and provide for cashless exercise. The Company will bear all fees and expenses attendant to registering the Representative’s Warrants and Ordinary Shares issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of Ordinary Shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrant exercise price or underlying Ordinary Shares will not be adjusted for issuances of Ordinary Shares at a price below the Representative’s Warrant exercise price.

EXPENSES

Set forth below is an itemization of the total estimated expenses, excluding underwriting discounts, incurred and paid in connection with the offer and sale of the securities by us:

SEC registration fee	$4,417
Nasdaq listing fee	$50,000
FINRA filing fee	$3,774
Transfer agent fees and expenses	$1,500
Printer fees and expenses	$68,537
Legal fees and expenses	$687,767
Accounting fees and expenses	$460,232
Miscellaneous	$35,380
Total	$1,311,607

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law were passed upon for us by Afik & Co., Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of Maris-Tech appearing in Maris-Tech Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2025 have been audited by Kost Forer Gabbay & Kasierer, a member of EY Global, independent registered public accounting firm, as set forth in their report thereon, included by reference therein, and included herein by reference. Such consolidated financial statements are included herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial number of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue Newark, Delaware 19711.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel-Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear such a claim, and determines that U.S. law is applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	the liabilities under the judgment are enforceable under the laws of the State of Israel, and the judgment and the enforcement of the civil liabilities set forth therein are not contrary to the laws or public policy of the State of Israel;

●	the judgment was not obtained by fraud, there was a reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court to issue it under the applicable international private law rules in Israel, the judgement does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the laws of the foreign state in which the relief was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfill his duty by judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

In connection with this offering, we will become subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Reports on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.maris-tech.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus or the registration statement of which it forms a part. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below:

This prospectus incorporates by reference the documents listed below:

(1)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on May 15, 2026; and

(2)	Our Reports on Form 6-K filed on January 26, 2026 (with respect to the first, second, fourth and sixth paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), January 26, 2026, January 27, 2026 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), February 3, 2026 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), February 3, 2026, February 12, 2026 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), February 19, 2026 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), March 6, 2026 (with respect to the Securities Purchase Agreement and registered direct offering described therein), March 11, 2026 (with respect to the first five and the seventh paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), March 16, 2026 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), March 20, 2026 (with respect to the first five paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), March 26, 2026 (with respect to the first, second and fourth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), March 27, 2026 (with respect to the first five paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), March 30, 2026, March 31, 2026 (with respect to the first four paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), April 6, 2026 (with respect to the first three and the fifth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), April 13, 2026 (with respect to the first seven paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), April 24, 2026, May 6, 2026 (with respect to the first three paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), May 7, 2026 (with respect to the first, second and fourth paragraphs and the section titled “Forward-Looking Statement Disclaimer” sin the press release attached as Exhibit 99.1 to the Report on Form 6-K), May 15, 2026 (with respect to first, second and fourth paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), May 18, 2026 (with respect to first four and the sixth paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), May 22, 2026, May 26, 2026 (with respect to first four paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), May 26, 2026, June 1, 2026 (with respect to first four and the sixth paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), June 10, 2026, June 11, 2026, June 23, 2026 (with respect to first, second and fourth paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), June 26, 2026 (with respect to first three paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), June 30, 2026 (with respect to first four paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), July 9, 2026 (Exhibit 99.2, and the first three paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), July 13, 2026, July 20, 2026 (with respect to first six paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), August 10, 2026 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), August 11, 2026 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), August 14, 2026 (with respect to the first two paragraphs and the fourth through seventh paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), August 17, 2026, August 20, 2026 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), August 25, 2026 (with respect to the first four paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), September 2, 2026 and September 2, 2026 (with respect to the first five paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K); and

(3)	The description of our securities contained in our Registration Statement on Form 8-A filed with the SEC on February 1, 2022, including any amendments and reports filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: 2 Yitzhak Modai Street, Rehovot, 7608804, Israel, Attention: Chief Financial Officer.

MARIS-TECH LTD.

PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law 5578-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (monetary sanction by the Israeli Securities Authority), H4 (administrative enforcement procedures of the Administrative Enforcement Committee) or I1 (arrangement to prevent procedures or interruption of procedures subject to conditions) of the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We entered into our standard form of indemnification agreement, the form of which filed as an exhibit to this registration statement, with each of our directors and members of our senior management. Each such indemnification agreement provides the indemnified person with indemnification to the maximum extent permitted under applicable law and up to  the greater of: (i) 25% of the effective shareholders’ equity of the Company; and (ii) $5,000,000 (the maximum indemnification amount)., and to the extent that these liabilities are not covered by directors’ and officers’ insurance or other indemnification agreement.

Exemption

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions and, under our amended and restated articles of association, a resolution or transaction in which the controlling shareholder and/or any office holder has a personal interest), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association provide that we may exempt, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care towards the Company. Subject to the aforesaid limitations, and to other limitations detailed in the indemnification agreement, we exempt and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Limitations

The Companies Law provides that we may not exempt or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exemption) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exemption, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exempt (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since August 2023, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On January 15, 2024, we issued warrants to purchase up to an aggregate of 20,000 Ordinary Shares, at an exercise price of $1.06 per Ordinary Share, to certain of the Company’s service providers.

During the year ended December 31, 2024, we granted options to purchase up to an aggregate of 488,526 Ordinary Shares, and during the year ended December 31, 2025, we granted options to purchase up to an aggregate of 105,612 Ordinary Shares, in each case to our directors, officers, employees, consultants and service providers under the 2021 Equity Incentive Plan, at exercise prices ranging from $1.06 to $3.68 per Ordinary Share.

On November 25, 2025, we entered into note purchase agreements, as amended, with two institutional investors and issued convertible promissory notes, or the Notes, in the aggregate principal amount of $2,000,000, of which $1.0 million became convertible into Ordinary Shares beginning six months after the issuance date and the remaining $1.0 million would become convertible beginning twelve months after the issuance date or such other date as mutually agreed to by the parties. The Notes were issued in a private placement exempt from registration under the Securities Act. On May 29, 2026, we and the holders of the Notes mutually agreed to accelerate the conversion date of the remaining $1.0 million principal amount to May 29, 2026. The conversion price was equal to 70% of the lowest daily volume-weighted average price of the Ordinary Shares during the five consecutive trading days immediately preceding the applicable conversion date, subject to a floor price equal to 20% of the closing price of the Ordinary Shares on Nasdaq on the issuance date. As of September 1, 2026, the Notes had been converted in full. In connection with such conversions, we initially issued an aggregate of 100,000 Ordinary Shares and pre-funded warrants to purchase up to 2,165,776 Ordinary Shares, at an exercise price of $0.0001 per Ordinary Share. As of September 1, 2026, following the exercise of pre-funded warrants to purchase 130,000 Ordinary Shares, we had issued an aggregate of 230,000 Ordinary Shares in connection with the conversions and subsequent exercises, and pre-funded warrants to purchase up to 2,035,776 Ordinary Shares remained outstanding.

On December 8, 2025, we issued warrants to purchase up to 80,000 Ordinary Shares, at an exercise price of $1.43 per Ordinary Share and exercisable until December 7, 2028, to an advisor of the Company.

During the years ended December 31, 2024 and December 31, 2025, certain advisors exercised warrants to purchase up to an aggregate of 400,472 Ordinary Shares on a cashless basis, and we issued to such advisors an aggregate of 166,121 Ordinary Shares upon such exercises, for which we received no cash proceeds.

On July 7, 2026, our board of directors approved, and on August 17, 2026, our shareholders approved, grants of restricted share units, or RSUs, under the Maris-Tech Ltd. Amended and Restated 2021 Equity Incentive Plan, covering an aggregate of 1,259,507 Ordinary Shares to our directors, employees and consultants, including 456,593 Ordinary Shares underlying RSUs granted to executive and non-executive directors and the Chairman of the board of directors. Each RSU represents the right to receive one Ordinary Share upon vesting, and no cash consideration was paid to us in connection with these grants.

Item 8. Exhibits and Financial Statement Schedules

Exhibits

Exhibit Number	Exhibit Description
1.1**	Form of Underwriting Agreement.
3.1	Amended and Restated Articles of Association of Maris-Tech Ltd. (filed as Exhibit 99.1 to Form 6-K (File No. 001-41260) filed on April 1, 2022 and incorporated herein by reference).
4.1**	Form of IPO Warrant.
4.2**	Form of Warrant Agent Agreement.
4.3**	Form of Representative’s Warrant.
4.4	Form of Convertible Promissory Note, dated as of November 25, 2025 (filed as Exhibit 4.1 to Form 6-K (File No. 001-41260) filed on November 28, 2025 and incorporated herein by reference).
4.5	Form of Convertible Promissory Note, dated as of November 25, 2025 (filed as Exhibit 4.2 to Form 6-K (File No. 001-41260) filed on November 28, 2025 and incorporated herein by reference).
4.6	Form of Amendment No. 1 to Convertible Promissory Note, dated as of January 26, 2026, by and between Maris-Tech Ltd. and the holder party thereto (filed as Exhibit 4.1 to Form 6-K (File No. 001-41260) filed on January 26, 2026 and incorporated herein by reference).
4.7	Form of Pre-Funded Warrant (filed as Exhibit 4.2 to Form 6-K (File No. 001-41260) filed on January 26, 2026 and incorporated herein by reference).
4.8	Form of Pre-Funded Warrant (filed as Exhibit 4.1 Form 6-K (File No. 001-41260) filed on March 6, 2026 and incorporated herein by reference).
5.1**	Opinion of Afik & Co, Israeli counsel to Maris-Tech Ltd.
5.2**	Opinion of Sullivan & Worcester LLP, U.S. counsel to Maris-Tech Ltd.
10.1+	Form of Indemnification Agreement (filed as Exhibit 4.1 to Form 20-F (File No. 001-41260) filed on March 6, 2023 and incorporated herein by reference).
10.2+	Amended and Restated Maris-Tech Ltd. 2021 Equity Incentive Plan (filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-8 (File No. 333-297307) filed on July 7, 2026 and incorporated herein by reference).
10.3	Loan Facility Agreement, dated May 9, 2021, by and between Maris-Tech Ltd., Israel Bar and Joseph Gottlieb (filed as Exhibit 10.6 to Form F-1 (File No. 333-260670) filed on November 15, 2021 and incorporated herein by reference).
10.4	Amendment No. 1 to Loan Facility Agreement, dated June 30, 2021, by and between Maris-Tech Ltd., Israel Bar and Joseph Gottlieb (filed as Exhibit 10.4 to Registration Statement on Form F-3 (File No. 333-270330) filed on March 7, 2023 and incorporated herein by reference).
10.5	Amendment No. 2 to Loan Facility Agreement, dated March 2, 2023, by and between Maris-Tech Ltd., Israel Bar and Joseph Gottlieb (filed as Exhibit 10.1 to Form 6-K (File No. 001-41260) filed on March 6, 2023 and incorporated herein by reference).

10.6	Amendment to Agreement for the Provision of Consulting and Advisory Services, dated November 1, 2021, by and between Maris-Tech Ltd., Alla Felder Ltd. and A. Klainer Finances Ltd. (filed as Exhibit 10.9 to Form F-1 (File No. 333-260670) filed on November 1, 2021 and incorporated herein by reference).
10.7	Compensation Policy for the Company’s Executive Officers and Directors (filed as Exhibit 99.1 to Form 6-K (File No. 001-41260) filed on June 27, 2022 and incorporated herein by reference).
10.8	Form of Note Purchase Agreement, dated as of November 25, 2025, by and between Maris-Tech Ltd. and the investor party thereto (filed as Exhibit 10.1 to Form 6-K (File No. 001-41260) filed on November 28, 2025 and incorporated herein by reference).
10.9	Form of Amendment No. 1 to Note Purchase Agreement, dated as of January 26, 2026, by and between Maris-Tech Ltd. and the investor party thereto (filed as Exhibit 10.1 to Form 6-K (File No. 001-41260) filed on January 26, 2026 and incorporated herein by reference).
10.10	Form of Securities Purchase Agreement, dated as of March 6, 2026, by and between Maris-Tech Ltd. and the investor party thereto (filed as Exhibit 10.1 to Form 6-K (File No. 001-41260) filed on March 6, 2026 and incorporated herein by reference).
10.11	Sales Agreement by and between Maris-Tech Ltd. and A.G.P./Alliance Global Partners, dated March 30, 2026 (filed as Exhibit 10.1 to Form 6-K (File No. 001-41260) filed on March 30, 2026 and incorporated herein by reference).
23.1*	Consent of Kost Forer Gabbay & Kasierer, independent registered public accounting firm and a member firm of EY Global.
23.2**	Consent of Afik & Co. (included in Exhibit 5.1).
23.3**	Consent of Sullivan & Worcester (included in Exhibit 5.2).
24.1**	Power of Attorney (included on signature page of the Registration Statement).

*	Filed herewith.
**	Previously filed.
+	Management contract or compensatory plan or arrangement.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in Maris’ financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment No. 10 to Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel on September 2, 2026.

Maris-Tech Ltd.

By:	/s/ Israel Bar
Israel Bar
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 10 to Registration Statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Israel Bar	Chief Executive Officer and Director	September 2, 2026
Israel Bar	(Principal Executive Officer)

*	Chief Financial Officer	September 2, 2026
Nir Bussy	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors and Director	September 2, 2026
Amitay Weiss

*	Director	September 2, 2026
Isabela Marshak

*	Director	September 2, 2026
Naama Falach Avrahamy

/s/ Ofer Sela	Director	September 2, 2026
Ofer Sela

*By:	/s/ Israel Bar	September 2, 2026
Name:	Israel Bar
Title:	Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Maris-Tech Ltd., has signed this Post-Effective Amendment No. 10 to Registration Statement on Form F-1 on September 2, 2026.

/s/ Puglisi & Associates
Puglisi & Associates